Exhibit 10.11

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is made as of March 10, 2021 (the “Effective Date”) by and between JANUX THERAPEUTICS, INC., a Delaware corporation (“Janux” or the “Company”), and SHEILA GUJRATHI, M.D. (“Consultant”).

Janux desires to benefit from Consultant’s expertise by retaining Consultant as a consultant, and Consultant wishes to perform consulting services for Janux, as provided for below. Accordingly, Janux and Consultant agree as follows:

1. ENGAGEMENT OF SERVICES. Consultant agrees to provide consulting services to Janux as described in Exhibit A hereto (collectively, the “Services”) during the term of this Agreement. Consultant may not subcontract or otherwise delegate its obligations under this Agreement without Janux’s prior written consent.

2. COMPENSATION. As sole compensation for the performance of the Services, Janux will pay to Consultant the amount(s) and on the schedule specified in Exhibit A hereto (the “Compensation”).

3. INDEPENDENT CONTRACTOR RELATIONSHIP. Consultant’s relationship with Janux will be that of an independent contractor. Consultant is not the agent of Janux and is not authorized to make any representation, contract, or commitment on behalf of Janux. Consultant will not be entitled to any of the benefits that Janux may make available to its employees. Because Consultant is an independent contractor, Janux will not withhold or make payments for social security, make unemployment insurance or disability insurance contributions, or obtain worker’s compensation insurance on Consultant’s behalf. Consultant accepts exclusive liability for complying with all applicable state and federal laws governing self-employed individuals.

4. TRADE SECRETS; INTELLECTUAL PROPERTY RIGHTS.

4.1 Proprietary Information. Consultant agrees during the term of this Agreement and thereafter that it will take all steps reasonably necessary to hold Janux’s Proprietary Information in trust and confidence, will not use Proprietary Information in any manner or for any purpose not expressly set forth in this Agreement, and will not disclose any such Proprietary Information to any third party without first obtaining Janux’s express written consent, except, in each case, as required by applicable law or legal process or as such disclosure or use may be reasonably required in the course of the Consultant performing its duties under this Agreement. By way of illustration but not limitation, “Proprietary Information” includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as “Inventions”); and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of other employees of Janux. In addition, and notwithstanding any other provision of this Agreement to the contrary, Janux Work Product (defined below) shall constitute Proprietary Information. No information shall be Proprietary Information to the extent that such information is publicly known or known within the industry.

4.2 Third Party Information. Consultant understands that Janux has received and will in the future receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on Janux’s part to maintain the confidentiality of such information and use it only for certain limited purposes. Consultant agrees to hold Third Party Information in confidence and not to disclose to anyone (other than Janux personnel who need to know such information in connection with their work for Janux) or to use, except in connection with Consultant’s work for Janux, Third Party Information unless expressly authorized in writing by an officer of Janux or to the extent otherwise permitted under the applicable arrangement pursuant to which such a duty exists.

4.3 No Conflict of Interest. Consultant agrees during the term of this Agreement not to accept work or enter into a contract or accept an obligation, inconsistent or incompatible with Consultant’s obligations under this Agreement or the scope of services rendered for Janux. Consultant warrants that to the best of its knowledge, there is no other existing contract or duty on Consultant’s part inconsistent with this Agreement. Consultant further agrees

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not to disclose to Janux, or bring onto Janux’s premises, or induce Janux to use any confidential information that belongs to anyone other than Janux or Consultant.

4.4 Prior Work Product. As used in this Agreement, the term “Work Product” means any Invention, whether or not patentable, and all related know-how, designs, trademarks, formulae, processes, manufacturing techniques, trade secrets, ideas, artwork, software or other copyrightable or patentable works. Consultant agrees to disclose promptly in writing to Janux all Work Product which is solely or jointly conceived, made, reduced to practice, or learned by Consultant in the course of any Services performed for Janux (“Janux Work Product”). Consultant represents that any Work Product relating to Janux’s business or the Services which Consultant has made, conceived or reduced to practice at the time of signing this Agreement (“Prior Work Product”) has been disclosed in writing to Janux. Consultant agrees that any and all Inventions conceived, written, created, or first reduced to practice in the performance of Services under this Agreement shall be the sole and exclusive property of Janux.

4.5 Assignment of Janux Work Product. Consultant irrevocably assigns to Janux all right, title, and interest worldwide in and to Janux Work Product and all applicable intellectual property rights related to Janux Work Product, including without limitation, copyrights, trademarks, trade secrets, patents, moral rights, contract, and licensing rights (the “Proprietary Rights”). Except as set forth below, Consultant retains no rights to use Janux Work Product and agrees not to challenge the validity of Janux’s ownership in Janux Work Product. Subject to the terms of this Agreement, including but not limited to payment of the Compensation, Consultant hereby grants to Janux a non-exclusive, royalty-free, irrevocable, and world-wide right, with rights to sublicense through multiple tiers of sublicensees, to reproduce, make derivative works of, publicly perform, and publicly display in any form or medium, whether now known or later developed, distribute, make, use, and sell any Prior Work Product incorporated or used in Janux Work Product for the purpose of developing and marketing Janux products. If Consultant has any rights to Janux Work Product that cannot be assigned to Janux, Consultant unconditionally and irrevocably waives the enforcement of such rights and all claims and causes of action of any kind against Janux with respect to such rights. If Consultant has any right to Janux Work Product that cannot be assigned to Janux or waived by Consultant, Consultant unconditionally and irrevocably grants to Janux during the term of such rights, an exclusive, irrevocable, perpetual, worldwide, fully paid and royalty-free license, with rights to sublicense through multiple levels of sublicensees, to reproduce, create derivative works of, distribute, publicly perform and publicly display by all means now known or later developed, such rights. Consultant agrees to cooperate with Janux or its designee(s), both during and after the term of this Agreement, in the procurement and maintenance of Janux’s rights in Janux Work Product, and to execute, when requested, any other documents deemed necessary by Janux to carry out the purpose of this Agreement

4.6 Exception. Notwithstanding the foregoing, (i) nothing contained in this Agreement shall limit, restrict or in any other way affect Consultant communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to such governmental agency or entity (or require Consultant to furnish notice to the Company of the same) and (ii) Consultant will not be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (y) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (z) in a complaint or other document filed under seal in a lawsuit or other proceeding.

5. TERMINATION.

5.1 Termination of Agreement.    Either party may terminate this Agreement for convenience, for any or no reason, at any time upon thirty (30) days prior written notice to the other party. Either party may terminate this Agreement for cause upon written notice to the other party, if the other party breaches this Agreement and does not cure the breach within thirty (30) days following receipt of written notice thereof from the non-breaching party. Such right to terminate this Agreement for cause shall be in addition to any other remedies available to the terminating party at law or in equity.

5.2 Noninterference with Business. During the term of this Agreement and for a period of one (1) year immediately following termination of this Agreement by either party pursuant to Section 5.1, Janux and Consultant agree not to solicit or induce any employee or independent contractor of Janux (“Janux Persons”) to terminate or breach an employment, contractual, or other relationship with the non-soliciting party. Notwithstanding

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the foregoing, it shall not be a breach of this Section 5.2 for the Consultant (i) on behalf of itself or any other person, to advertise positions, whether in written, electronic or other form, so long as such advertisements are not targeted at Janux Persons or (ii) terminate the services of, or provide reviews of, Janux Persons in the ordinary course of performing its duties hereunder during the term of this Agreement.

5.3 Return of Janux Property. Upon termination of the Agreement or earlier as requested by Janux, Consultant will deliver to Janux any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Janux Work Product, Third Party Information, or Proprietary Information of Janux.

5.4 Survival. The following provisions shall survive termination of this Agreement: Section 4, Section 5.2, Section 5.3 and Section 6.

6. GENERAL PROVISIONS.

6.1 Governing Law. This Agreement will be governed and construed in accordance with the laws of the State of California as applied to transactions taking place wholly within California between California residents.

6.2 Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity, or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

6.3 No Assignment. This Agreement may not be assigned by Consultant or Janux without the other party’s consent, and any such attempted assignment shall be void and of no effect.

6.4 Notices. All notices, requests, and other communications under this Agreement must be in writing and must be mailed by registered or certified mail, postage prepaid and return receipt requested, or delivered by hand to the party to whom such notice is required or permitted to be given. If mailed, any such notice will be considered to have been given five (5) business days after it was mailed, as evidenced by the postmark. If delivered by hand, any such notice will be considered to have been given when received by the party to whom notice is given, as evidenced by written and dated receipt of the receiving party. The mailing address for notice to either party will be the address shown on the signature page of this Agreement. Either party may change its mailing address by notice as provided by this section.

6.5 Legal Fees. If any dispute arises between the parties with respect to the matters covered by this Agreement which leads to a proceeding to resolve such dispute, the prevailing party in such proceeding shall be entitled to receive its reasonable attorneys’ fees, expert witness fees, and out-of-pocket costs incurred in connection with such proceeding, in addition to any other relief it may be awarded.

6.6 Injunctive Relief. A breach of any of the promises or agreements contained in this Agreement may result in irreparable and continuing damage to Janux for which there may be no adequate remedy at law, and Janux is therefore entitled to seek injunctive relief as well as such other and further relief as may be appropriate.

6.7 Waiver. No waiver by Janux of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by Janux of any right under this Agreement shall be construed as a waiver of any other right. Janux shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

6.8 Entire Agreement. This Agreement is the final, complete, and exclusive agreement of the parties with respect to the subject matter hereof. This Agreement supersedes all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective

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unless in writing and signed by the party to be charged. The terms of this Agreement will govern all Services undertaken by Consultant for Janux.

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IN WITNESS WHEREOF, the parties have caused this Consulting Agreement to be executed by their duly authorized representative.

JANUX THERAPEUTICS, INC.

By:	/s/ David Campbell
David Campbell, Ph.D.,
President and Chief Executive Officer

Address:	11099 North Torrey Pines Road, Suite 290
La Jolla, California 92037

CONSULTANT

By:	/s/ Sheila Gujrathi
Sheila Gujrathi, M.D.

Address:

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EXHIBIT A

SERVICES; COMPENSATION

Services:

Consultant will provide strategic guidance to the Company’s management team and perform other tasks as reasonably requested by the Company from time to time.

Compensation:

As of the date hereof, pursuant to the Company’s 2017 Equity Incentive Plan, as amended (the “Plan”), the Company shall grant Consultant an option to purchase 32,000 shares of the Company’s common stock with a ten-year term at the fair market value as determined by the Board as of the date of grant (the “Option”). The Option will be subject to the terms and conditions of the Plan and grant agreement. The shares subject to the Option will vest in equal monthly installments over a two year period such that the option is fully vested on the second anniversary of the date of grant, subject to Consultant’s Continuous Service (as defined in the Plan) through each such vesting date; provided, however, that the Option shall immediately vest in full upon a change of control of the Company, and provided further, that only service pursuant to this Agreement shall qualify as Continuous Service for purposes of the Option.